Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference, in this Registration Statement on Form S-8 of The Providence Service Corporation pertaining to the registration of 1,100,000 shares of common stock in connection with The Providence Service Corporation 2006 Long-Term Incentive Plan, of our report dated March 13, 2008 appearing in the Annual Report on Form 10-K, relating to our audit of the consolidated financial statements and the financial statement schedule of The Providence Service Corporation and subsidiaries for the year ended December 31, 2007.

/s/ McGladrey & Pullen, LLP

Phoenix, Arizona

May 19, 2010